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                                                                   EXHIBIT 23(C)

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated January 20, 1994, with respect to the consolidated financial statements of Peoples Bancorp of Worcester, Inc., included in the Current Report on Form 8-K of Shawmut National Corporation dated March 28, 1994, in the Gateway Financial Corporation Proxy Statement being furnished to shareholders of Gateway Financial Corporation and in the Prospectus constituting part of the Registration Statement on Form S-4 of Shawmut National Corporation with respect to the issuance of Shawmut National Corporation common stock, par value $.01 per share.

/s/ Ernst & Young

ERNST & YOUNG

Worcester, Massachusetts
April 22, 1994